UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
(Date of report; date of earliest event reported): February 14, 2007
Commission file number: 1-3754
GMAC LLC
(Exact name of registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
200 Renaissance Center
P.O. Box 200 Detroit, Michigan
48265-2000
(Address of principal executive offices)
(Zip Code)
(313) 556-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
SIGNATURES

ITEM 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
The Audit Committee of the Board of Directors of GMAC LLC (“GMAC”), after consultation with management, concluded on February 14, 2007, that GMAC should make adjustments related to its accounting for certain hedging activities under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (“SFAS 133”).
Management recently concluded that the accounting for derivative transactions used in hedging relationships to manage interest rate risk on certain callable fixed-rate unsecured debt for GMAC’s domestic Automotive Finance operations did not satisfy the requirements of SFAS 133. The restatements eliminate hedge accounting treatment which had been applied since the 2001 adoption of SFAS 133. While GMAC’s hedging strategies have been highly effective economically, management determined the level of initial and periodic documentation regarding the expected effectiveness of the hedging relationships did not meet the technical requirements of SFAS 133. Management intends to accomplish the restatement in connection with the filing of GMAC’s 2006 Annual Report on Form 10-K.
Although management has not determined the final amounts of the restatements, they will have a material impact on net income in most of the periods impacted. The cumulative impact to retained earnings related to the SFAS 133 adjustments as of September 30, 2006, is expected to result in an overall decrease of approximately $230 million. The restatements will have no effect on our liquidity or cash flow and do not impact the underlying economics of the hedging activities.
As a result of the restatements, the Audit Committee determined that GMAC’s consolidated financial statements for periods after the January 1, 2001 adoption of SFAS 133 should no longer be relied upon.
The Audit Committee has discussed this matter with its independent registered public accounting firm, Deloitte & Touche LLP.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GMAC LLC (Registrant)
Dated: February 16, 2007	/s/ Sanjiv Khattri
Sanjiv Khattri
Executive Vice President and Chief Financial Officer

Dated: February 16, 2007	/s/ Linda K. Zukauckas
Linda K. Zukauckas
Vice President and Controller